UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 14, 2012

CARBO Ceramics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15903	72-1100013
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

575 North Dairy Ashford, Suite 300
Houston, Texas		77079
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (281) 921-6400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2012, CARBO Ceramics Inc., a Delaware corporation (the “Company”), entered into a Lease Agreement, dated as of November 1, 2012 (the “Lease”), with the Development Authority of Jenkins County, Georgia. The Lease relates to the Company’s proposed facility in the Millen, Georgia area, where the Company is moving forward with construction of a ceramic proppant plant. The Lease covers the real property associated with the facility, as well as improvements and equipment placed at such facility by the Company (collectively, the “Project”).

The term of the Lease commenced on December 14, 2012 and terminates on December 31st of the tenth year after the completion of the last phase of the Project, as further described in the Lease. The Company is responsible for all costs incurred in connection with the leased property, including costs of construction of improvements and equipment. The Lease contains customary representations and warranties, events of default and indemnities. The Company does not make any material payments of rent under the terms of the Lease.

The Company has the right to purchase the real property, improvements and equipment subject to the Lease at any time during the lease term for a nominal amount plus the payment of certain remaining rental obligations. In addition, the Company may exercise such right to purchase after the termination of the Lease for a period of fifty (50) years.

The primary purpose of the Lease is to provide certain ad valorem tax incentives as permitted under Georgia law in connection with improvements and infrastructure that the Company constructs in connection with the Project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBO CERAMICS INC.

Date: December 17, 2012	By:	/s/ Ernesto Bautista III
Ernesto Bautista III
Vice President and Chief Financial Officer